CONSULTANT AGREEMENT


Date.		August 9, 1999

Suite		Power Inc. PowerClick Nevada)

To: 		eConnect Inc. (OTC:BB: ECNC)

Re:		eConnect Internet Auction Development
and On line Mark ting Campaign.

Attn. Tom Hughes:

This letter is to serve as announcement of PowerClick's intent and agreement to enter into a business arrangement with the company eConnect regarding the providing to eConnect various
Internet and eCommerce related Services listed as follows:

PowerClick has agreed to create design, build, maintain, and promote an Internet Auction site for eConnect.

1. PowerClick promises to create and build a highly interactive auction site at the Internet web address www.eConnectAuctions.com and www.eConnectAuction.com both pointing to the same site.

2. PowerClick promises, to maintain this auction site by hosting this eBussiness and providing 24-hour technical support customer service, technology upgrades and going service and maintenance

3. PowerClick ahs agreed to promote this Auction site by driving Internet traffic to this destination

4.	PowerClick his agreed to promote the
eSportsbet subsidiary by driving traffic to this site.

5,	PowerClick has agreed to design, maintain and
promote the company profile/investor /relation site of eConnect.

All relative and pertinent information regarding eConnect including, but not limited to, Company profile, press releases, contact names and request for information will be hosted and maintained by PowerClick. Included, PowerClick promises to provide Intenet traffic to this eConnect investor site.

This agreement is subject to the following financial terms and coditions:

I.  eConnect Auction design and build-out:
$60,000.00.
Includes custom graphical inteface database management, integration on server domain name service, etc.

II.  Monthly hosting, maintenance and service:
$5,000 per month x 6 months = $30,000.
Includes product sourcing, deve1opment of strategic relationships with other web sites, web site updates, upload of product listings with complete browser based reporting.

III.  Traffic direction to eConnect Auction site:
 300,000 clicks @ $0.10 click = $30,000.
Monthly, PowerClick will bill a flat $0.10 per for
 traffic beyond 300,000 clicks.
Powerclick will build, track and report web traffic to eSportBet,

IV.  Traffic direction to eSportBet:  50,000
clicks @ $0.10 = $5,000.
Monthly, Powerlick will bill a flat $0.10 per for traffic beyond 50,000 clicks.
PowerClick will build, track and report Web traffic to to eSportBet.

V.  Design, build and host eConnect Investor Site:
 No Charge.
I million Clicks over 6 months:  1,000,000 clicks
@ $0.025 = $25.000.
Powerclick  will  build a complete Investor
Relations web site for eConnect, direct traffic to, host and maintain the IR web site and give full reporting to eConnect.

VI. Provision of applicable domain names starting with www.eConnenctAuction.com: No charge.

The Total package for the above listed items and services is equal to $185,000.

Payment:

Payment is requested as follows:

250,000 free trading shares of eConnnect, purchased at $0.01 per share. This amount of shares is equal to $92,000 at the average previous
60 day trading average of $0.35 per share.

This mutual hedge will both protect eConnect in that PowerClick will continue to have a strong vested interest to continue to perform and provide any and all necessary service that will benefit eConnect. This collateral will also serve to protect PowerClick in the event that a situation may occur, not involving the PowerClick/eConnect relationship that will hamper the eConnect common stock price.

This contact will be considered invalid within 5 business days from above date, unless duplicate signed copies of this agreement are received as signed confirmation of this mutual arrangement.

It is mutually agreed and understood that should !he project assigned to PowerClick by eConnect be terminated for any valid reason, by either party before completion compensation will be prorated according to the portion of the preprartion completed.

When PowerClick receives this signed letter of intent and agreement, PowerClick wiJI consider it binding and PowerClick will commence work on the agreed upon project outlined above and in the time frame outlined herein.

Both signed parties should keep this signed contract on file in the event there is a problem in the future.

Please note that there is a 30 day written notification cancellation clause in this contract.

We await a prompt response and look forward to a long and prosperous personal and business relationship.

eConnect


By:  /s/  Thomas S. Hughes
	Date: August 9, 1999
Thomas S. Hughes, Chairman
and Chief Executive Officer


Powerclick


By:  /s/  Dominique Einhorn
	Date: August 9, 1999
Dominique Einhorn, President